Exhibit 99

BELMOND ANNOUNCES REVIEW OF STRATEGIC ALTERNATIVES TO ENHANCE SHAREHOLDER VALUE

HAMILTON, BERMUDA – August 8, 2018 – Belmond Ltd. (NYSE: BEL), owners, part-owners or managers of 46 luxury hotel, restaurant, train and river cruise properties, which operate in 24 countries, today announced that its Board of Directors has initiated a comprehensive review of strategic alternatives to enhance shareholder value.

Belmond’s iconic properties include Belmond Hotel Cipriani in Venice, Belmond Hotel Splendido in Portofino, Belmond Copacabana Palace in Rio de Janeiro, Belmond Le Manoir aux Quat'Saisons in Oxford, Belmond Grand Hotel Europe in St. Petersburg, Belmond El Encanto in Santa Barbara, and the storied ‘21’ Club restaurant in New York.

“The Board is committed to pursuing a path that is in the best interests of all Belmond shareholders. Accordingly, we are conducting a robust review of the full range of strategic, operational and financial alternatives available to the Company, including a possible sale,” said Roland Hernandez, Chairman of the Board of Directors. “We have made meaningful progress toward our long-term strategic goals, including growing earnings, increasing brand awareness, and expanding our global footprint. We believe that now is the right time to conduct a strategic review process in order to enhance value for shareholders, given Belmond’s truly exceptional and unique collection of iconic owned properties and strong fundamentals in our markets around the world.”

No assurances can be given regarding the outcome or timing of the review process. The Company does not intend to make any further public comment regarding the review until it has been completed or the Company determines that disclosure is required or beneficial.

The Board has engaged Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as financial advisors and Weil, Gotshal & Manges LLP as legal advisor to assist in its review.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established over 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences, excluding one scheduled for a 2018 opening in London, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and two river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Cautionary Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company’s review of strategic alternatives, which are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine, Brazil, and Peru, and regional events in Myanmar, in the United Kingdom in respect of its withdrawal from the European Union and in the United States in respect of its evolving immigration and trade policies and the Tax Cuts and Jobs Act of 2017, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in Latin America, including the Caribbean, and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

Contacts:
Investors:
Martin O’Grady, +44 203 117 1333
Executive Vice President, Chief Financial Officer
martin.ogrady@belmond.com

or

James Costin, +44 203 117 1325
Group Financial Controller and Director of Investor Relations
james.costin@belmond.com

Media:
Jocelyn Betts, +44 203 117 1362
Corporate Communications Director
jocelyn.betts@belmond.com

or

Sard Verbinnen & Co
US & International: George Sard / Robin Weinberg / Stephen Pettibone, +1 212 687 8080
UK & International: Jon Aarons / Conrad Harrington, +44 20 7467 1050